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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement of Quicksilver Resources, Inc. on Form S-4 of our report dated October 2, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Amendment No. 2 to Registration Statement of Quicksilver Resources, Inc. on Form S-4 of our report dated November 23, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference in this Amendment No. 2 to Registration Statement of Quicksilver Resources, Inc. on Form S-4 our report dated March 25, 1998 (December 18, 1998 as to Note 12), appearing in the Annual Report on Form 10-K of MSR Exploration Ltd. for the year ended December 31, 1997.

We also consent to the reference to use under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touch LLP
Fort Worth, Texas
January 20, 1999